Exhibit 99.2
NYMAGIC, INC.
Moderator: George Trumbull
May 4, 2010
9:00 a.m. EDT

Operator:	Good morning and welcome to the NYMAGIC investor call to discuss first quarter 2010 financial results. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, please press the star button then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Now, I will turn the call over to Andrew Mielach of Tiberend Strategic Advisors.

Andrew Mielach:	Thank you Stephanie and thank you everyone for joining us today. By now, all of you should have received a copy of the company’s press release, which was disseminated Monday after the close of the financial markets. If you have not received a copy, please contact Tiberend Strategic Advisors at 212-827-0020 and a copy will be e-mailed to you immediately. With us today we have George Trumbull, president and CEO.

Before we begin, we would like to remind everyone that any forward looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2010 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company. Some of these assumptions may not materialize and unanticipated events may occur, which could cause actual results to differ materially from such statements.

These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2010 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward looking statements made. Now I would like to turn the call over to George Trumbull, President and Chief Executive Officer of NYMAGIC.

George Trumbull:	Thanks Andrew and good morning everyone. With me here in New York are Tom Iacopelli, our chief financial officer, and Paul Hart, the company’s general counsel. Skip Shaw, the vice chairman and the person responsible for all of our investments, is on the phone.

I have to say that it feels very familiar to be back in this seat and talking to you this morning. I am happy to be back helping the company, although I wish the circumstances of my return were different. I am happy to report that the family illness that George Kallop retired to help deal with is getting better, and when I talked to George yesterday, he was in good spirits and very optimistic.

That said, let’s move on to the first quarter. I’ll make some brief comments about the quarter and the numbers and then I’ll ask Skip Shaw to talk briefly about investment results. Tom, Skip and I would then be pleased to answer any of your questions.

Overall, I’m pleased with the quarter given the tough economic and pricing environment that prevailed during this first quarter. Earnings per share, book value, business growth and investment income were all good. The one big negative continues to be our expense ratio and I’ll comment on that briefly in a minute.

Gross written premium was up four percent. As you can see, that’s an excellent result in a tough market. It’s about what we expected and it was helped significantly by the growth in MMO Agencies. I would note that we are still seeing some pricing pressure in the ocean marine lines, but the recent rig disaster is very likely to drive those rates back up.

Net earned premium is up nine percent as a result of somewhat higher retention across all lines and lower reinsurance costs for our mainframe marine program this year. Our loss ratio continues to be excellent at 53.9 percent and reflects continued discipline on the underwriting front.

There has been a slight uptick in the professional liability line, but we believe that is an aberration and would expect that loss ratio to move back down as we go through the year. I’m disappointed in our combined ratio, which is driven by our high expense ratio. We are committed to bringing that ratio down by aggressively attacking expenses. To that end, in my first week back, I appointed a three-person task force chaired by Tom Iacopelli to look at ways to lower our expenses. The group has delivered a series of recommendations, which I have approved, which are being implemented now. Those changes should bend the expense curve beginning in the second quarter and should lead to a declining expense ratio through this year and next.

Investment income was excellent, particularly in a market where it has been very difficult to get any meaningful return at a risk that was acceptable to us. With that, I’m going to turn it over to Skip to talk in a little bit more detail about investment results and then I’ll make a few closing comments and we’ll take your questions. Skip.

Skip Shaw:	Thanks George. Good morning everyone. The financial markets are at a very critical juncture right now. All risk assets have recovered to pre-Lehman levels, stocks, corporate credit, so on and so forth and this is due primarily to cyclical tailwinds including fiscal and monetary stimulus, inventory accumulation and a rebound from very oversold markets. Now, however, the cyclical tailwinds are running into cyclical headwinds and these would include the intractable budget, fiscal and trade deficits, the removal of government stimulus such as the first time homebuyer credit, tarp repayments and, not immediately, but at some point, the next move by the monetary authorities will be a tightening. Coupled with that, we’re heading into what I would perceive to be a very stringent regulatory environment and even though housing has bounced off the lows, both residential and commercial real estate are still struggling, and the consumer remains highly levered and unable to tap home equity, as in the past, to implement spending.

Further, as you know, we are now faced with the threat of exogenous events, most notably the problems in the European Union, represented by doubts about Greece, with the threat of potential contagion into Spain, Portugal, Italy and Ireland. So having set the stage, markets, as I mentioned at the outset, have recovered to levels that existed prior to Lehman going out of business, but I think our portfolio is well positioned. Over the last 15-18 months, the opportunities in the markets had been best described as beta opportunities whereby all you had to do was be involved and you were able to make a decent return.

Over the past two or three months and going forward, we don’t perceive any beta opportunities to exist anymore and we have to look towards idiosyncratic opportunities, which are green eye shades, roll up your sleeves, mispriced securities and we are implementing these strategies through our hedge fund portfolio and hedge fund vehicles and to balance that out, we have a reasonable position in US treasuries in case there is a reversal in financial asset prices, which treasuries should benefit from. So you would best describe our portfolio as barbelled with credit strategies on one side and interest rate flight to safety strategy on the other side. As of the end of April, last Friday, we had 45 percent of the portfolio in treasuries, 30 percent in hedge funds, 16 percent in cash and 8 percent in residential mortgage backed securities. Thank you.

George Trumbull:	Thanks Skip. Just in closing before we take your questions, I feel very good about where the company is and what is happening internally in the company. I think we’re making good progress on dealing with some problems that have been fairly intractable over the last couple of years, but I see some signs of change and improvement and I’m optimistic about the full year and the full year results that we will deliver to our shareholders and our investors. With that, Tom, Skip and I would be happy to answer any of your questions and we’ll be happy to deal with those as you would like. Thank you.

No questions?

Operator:	We do have an audio question from the line of Caroline Steers.

Caroline Steers:	Hi, sorry about that. Just quickly going over your rig exposure, how are you getting to that $1.2 million. I’m just wondering what some of the lines are involved there. You commented on this briefly, but can you further expand on how you expect the explosion to affect the broader energy market?

George Trumbull:	Good morning Caroline, how are you?

Caroline Steers:	Good thanks.

George Trumbull:	I appreciate the question. The $1.2 million exposure is the coverage on the rig itself, which we are viewing as a total loss since it’s now 5,000 feet under on the bottom of the ocean and I think there’s unlikely to be much salvage from that. We have 80 percent coinsurance so what we reported is our 20 percent estimate of the loss that we’re on the hook for. We have 0.75 of one percent of the coverage on that rig and the estimated value was $560 million. If you do the math, you get to that number.

In terms of the rates, I think we’re going to see the same kind of rate reaction that we saw after hurricanes Katrina and Rita. We’re now running into the hurricane season very rapidly. We saw a threefold increase in rates after Katrina and Rita. I don’t know if we’ll see a threefold increase in rates, but there’s no question we’re going to see rates both on the rig exposures and on liability, marine liability, go up, I think rather dramatically. On the marine liability side, we have seen rates sliding over the last couple of years. I think we would anticipate that turning very quickly. How far the rates go up Caroline, I don’t think we can predict, but I think we would be silly not to expect some kind of rate reaction to a disaster of this magnitude.

Caroline Steers:	Thank you, that’s really helpful. Can you just go over some of your other lines and talk about competition there, in particular, I’m looking to understand what you’re seeing in terms of the difference between new and renewal business?

George Trumbull:	Yes, I’ll make some comments and Tom may have some additions. On our general liability business, we had a lot of New York contractor business so when the economy got bad, there was no building going on in New York, that market fell off dramatically for us. We’re seeing that market begin to recover now with the stimulus money that Skip mentioned flowing in, and the rates are adequate. We’re not unhappy with them. I think over time, they’ll probably go up a little bit, but we have to recognize that there is what I call lazy capital, or excess capital, in almost all P&C companies in the industry today.

Everyone is looking for ways to write more premium, and in some cases, companies have less pricing discipline than we do and are willing to write business at rates we would not write it at so we’re going to see continued rate pressures because people are looking to add to their net, or their gross premiums written. Most of our other lines are reasonably distinct so we’re not seeing real pricing pressure.

In the MMO Agencies business our renewal rates are lower than we would have anticipated because we have held our prices and there have been other companies that were willing to write the business at prices we weren’t. That business is still growing nicely. We’re still pleased, very pleased, with the loss ratios and the growth so we’ll hope that that comes back some and we’ll get more renewals, but right now, we’re seeing some price pressure. Tom, any other lines you want to comment on specifically?

Tom Iacopelli:	I have just a couple of comments on other liability. First of all, much of the increase was due to production increases. For example, MMO Agencies wrote about $5.4 million during the first quarter this year and that compares to $2 million last year. In addition, we saw some growth in our commercial auto liability line and that was primarily due to the appointment of a new agent, which focuses on trucking business written primarily in California so we reported about $3.4 million in gross commercial auto premium and that compares to about $900,000 for last year’s first quarter.

George Trumbull:	Does that answer your question, Caroline?

Caroline Steers:	Yes, it did, that was very helpful and just finally, this is sort of a numbers question, were there any specific accident years or business segments where the reserve releases came from this quarter?

Tom Iacopelli:	Caroline, all in we reported about $2.7 million in favorable development. It was substantially all from ocean marine and the years are primarily from 2005-2007. As George said a little bit earlier, we saw a little increase in our professional liability losses and those were primarily in the 2007, 2008 and 2009 years.

Caroline Steers:	OK, that’s very helpful, thank you very much.

George Trumbull:	You’re welcome. Other questions?

Operator:	As a reminder, in order to ask an audio question, please press star one on your telephone keypad. Your next question is from the line of Lance Gad.

Lance Gad:	Hi gentleman, good morning. You mentioned you had no investment income from trading securities, but $1.5 million of realized investment gains primarily from the sale of treasury securities. I was wondering what, if any, investment gains, realized investment gains you had from the Alt A portfolio during the quarter and could you give us some color on the Alt A portfolio. My recollection is that we’re carrying those as held to maturity at about 60 cents on the dollar. If you could, give us some color as to current market value and how prepayments are going on those.

George Trumbull:	Good morning Lance and thank you for the question. I’ll comment on the current market value and I’ll let Tom answer the other parts, which are a little bit more technical and I probably would get them wrong, Lance. Market value we would estimate, we ran some numbers, mariner did for us about a week ago, a little less than a week ago, and on a weighted average, we’re around 62 versus 60 so we’re seeing those go up slightly and I would anticipate, and I think Skip would anticipate, that we’ll continue to see the value of those go up gradually over time and I think we fully expect to realize most of the full value in that portfolio over a period of time.

Tom, you want to deal with Lance’s other questions?

Tom Iacopelli:	Sure. Lance, in terms of the mortgage backed portfolio, they are classified as held to maturity and as a result, the effective position is roughly about 60 cents on the dollar that we’re carrying it at. As George said, the market values have improved and they are slightly above where we’re holding them at. In terms of repayments, we’ve received about $2.5 million of cash repayments in the first quarter of 2010. As a result of that, we’ve booked about 40 percent of that as a gain, which is almost $1 million, but that gain does not flow through the income statement, it flows through other comprehensive income in shareholders’ equity. Effectively, the gain is embedded in the book value per share numbers, but not in the earnings per share numbers.

George Trumbull:	Does that answer your question Lance?

Lance Gad:	Yes, it does, thank you. One other, well two, other quick questions. The tax benefit, the $3.2 million, 37 cents a share, I would assume, is that the end of the deferred tax valuation allowance, there’s no allowance anymore, right?

George Trumbull:	Wrong.

Lance Gad:	Oh, OK.

Tom Iacopelli:	Yes, we’ve reduced our valuation allowance by about $3.2 million. It’s now currently at about $8.1 million so we do have potentially another $8.1 million that could be going through income depending on capital gains achieved in the future were we able to utilize those gains. The reversal of the deferred tax account in the first quarter was primarily as a result of looking at specific K-1s that we received on our limited partnership investments and as a result of that, it appeared that some of the income was ordinary in nature as opposed to capital.

George Trumbull:	Yes, we would anticipate using those over a couple-year period, Lance, and it would flow directly to our bottom line. Skip and his team have done an excellent job, as you can see by the results on the hedge funds. Those hedge funds results, there are some capital gains embedded in those, we get to use those against the valuation account and our best estimate is somewhere in the 2-2.5 year range. We would probably use all of the $8.1 million left and that would flow into our income, into our earnings and into our book value over that period of time.

Lance Gad:	Great, now the 103.1 percent combined ratio, am I correct that that’s net of the $2.7 million favorable loss reserve development, am I correct that that’s after the $2.7 million?

Tom Iacopelli:	That’s correct Lance.

Lance Gad:	So the reserve would really be 6.2 percent higher, it’s actually worse than it looks if you, because the favorable loss reserve is kind of, I don’t know, isn’t it kind of like non-recurring?

George Trumbull:	No. I don’t believe that. We have a 25 year history, we have never taken a reserve adjustment, we have been realistically conservative in our loss picks and we would expect that we’d have some reserve release every quarter. It was slightly lower than it was in the first quarter of last year, $3.1 million in the first quarter of last year, $2.7 in the first quarter of this year, but we haven’t done what a lot of other companies have done, which is to take really low loss picks and five years out come to you all as investors and do a big mea culpa and say well, we misjudged our IBNR and we’re taking a big write-off but you’ll forgive us and still invest in our stock. We haven’t done that in 25 years, we don’t intend to and therefore, I believe that the reserve releases are part of the way we underwrite and reserve for our business and it’s fair to count them as real income on a regular basis.

Lance Gad:	OK, one quick final question. The share count increase from 8,590,000 to 8,749,000 shares on a year-to-year basis, diluted share count, I guess, could you give us some color on that? I guess as the shareholders, especially seeing the stock below book value and very, very substantially below book value a year ago, it kind of troubles me that our share count really went up 3 percent or so.

Tom Iacopelli:	Lance, there’s a couple of reasons for that. First of all, when we’re figuring out diluted shares, we need to factor in the potential for dilution of any stock options, restricted share drafts, deferred shares as well as performance shares. As the company stock has gone up, in terms of market price, that adds to further dilution in the calculation. In addition to that, there were some awards that were issued in the first quarter this year in terms of deferred share units, restricted shares and that all factors into the weighted average shares that we use for fully diluted purposes.

Lance Gad:	OK, thank you.

George Trumbull:	OK, thank you. Any other questions?

Operator:	At this time, you have no further questions. I’ll turn the call back over to Mr. George Trumbull.

George Trumbull:	Thank you everybody for participating and calling in. We appreciate the questions and we appreciate all the people who attended on the call. We look forward to talking to you about our second quarter results and we look forward to having a good and productive year for you, our owners. Thank you very much.

Operator:	Thank you for your participation. You may now disconnect.
END